Exhibit 99.1

MARTIN MARIETTA APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

Raleigh, N.C. (July 15, 2019) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced the appointment of Thomas (Tom) H. Pike as an independent member to its Board of Directors, effective July 15, 2019.  With Mr. Pike’s appointment, the Martin Marietta Board is comprised of 10 directors, five of whom have joined since 2016. Mr. Pike will serve on Martin Marietta’s Management Development and Compensation Committee.

Mr. Pike served as Chief Executive Officer and a member of the Board of Directors of Quintiles Transnational Holdings, Inc. (“Quintiles”) from April 2016 until its merger in December 2016 with IMS Health, now known as IQVIA (NYSE:IQV).  Before its merger with IMS, Quintiles had a network of more than 35,000 employees conducting business in approximately 100 countries. Mr. Pike led Quintiles through a successful public offering and helped it grow into a Fortune 500 company. Under Mr. Pike’s leadership, Quintiles was named one of the world’s Most Ethical Companies in 2016. Prior to Quintiles, Mr. Pike spent 22 years at Accenture (NYSE: ACN), a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations, until December 2009. At Accenture, Mr. Pike’s roles included serving as Chief Risk Officer and Managing Director of the North America Health and Products business areas. He previously served as the global Chief Operating Officer for Accenture’s Resources operating group and had also served as Accenture’s Chief Strategy Officer. Since leaving Accenture in December 2009 and until joining Quintiles in April 2012, Mr. Pike was involved with a number of start-ups in the technology and healthcare sectors. Early in his career, Mr. Pike was a consultant at McKinsey & Company.

Ward Nye, Chairman and Chief Executive Officer, stated, “We are excited to welcome Tom to Martin Marietta’s Board of Directors. Tom brings significant experience in global M&A, strategic, operational, technology and risk management leadership to the Martin Marietta Board from his role as CEO and a member of the Board of Directors of Quintiles, a Fortune 500 company before its merger with IMS Health. In addition, Tom is familiar with both Colorado and North Carolina, key states in Martin Marietta’s business. We believe this further strengthens our Board, ensuring that we have the right mix of skills and experience to continue building on Martin Marietta’s long track record of success. We are confident that Tom will make an important and positive impact on our company.”

About Thomas Pike

Mr. Pike, 59, was named by the AACSB, the global accrediting body and membership association for business schools, as one of the first 100 AACSB Influential Leaders. Tom serves on the Advisory Council for the Schaeffer Center, a leading school of public health at University of Southern California. He also serves on the board of a small business services company and operates a real estate development company. Mr. Pike earned his bachelor of science in accounting at the University of Delaware.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 27 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:
Suzanne Osberg
Vice President, Investor Relations
(919) 783-4691
Suzanne.Osberg@martinmarietta.com